Exhibit 99.1

Mesa Announces Joint Venture Between go! and Mokulele

PHOENIX, Oct. 13 /PRNewswire-FirstCall/ -- MESA AIR GROUP, INC. (Nasdaq: MESA) today entered into agreements with Mokulele Flight Service Inc. d/b/a Mokulele Airlines and its majority shareholder to create a joint venture to provide Hawaii inter-island airline service under the go! and Mokulele brand names. Under the terms of the agreements Mesa will own 75% of the units and Mokulele shareholders will own 25%. In combination, these agreements will form Hawaii's second largest inter-island airline and Hawaii's only low cost carrier, ensuring a strong competitive presence in the inter-island market for the benefit of consumers. Routes currently served by Mokulele partner Shuttle America will be operated by Mesa Airlines d/b/a go!. Passengers will continue to book reservations on both go! (visit www.iflygo.com) and Mokulele (visit www.mokulele.com), check in for jet services at the newly co-branded go! Mokulele ticket counters and will have the added benefit of seamless travel to the destinations served by both airlines. Existing reservations booked with both go! and Mokulele will be honored.

(Logo: http://www.newscom.com/cgi-bin/prnh/19990210/LAW065)

Mesa Air Group Chairman and CEO, Jonathan Ornstein said, "We are delighted and privileged to launch this joint venture and build upon go!'s strong reputation as Hawaii's only low cost provider of inter-island service. This strategic alliance in partnership with Mokulele is a first among regional airlines and will provide a tremendous platform for the future growth of the go! and Mokulele brands. We look forward to making a positive contribution to the development of this joint venture and to forging a strong, long-term relationship with our friends at Mokulele and Republic."

Mokulele CEO Scott Durgin said, "The partnership announced today is an exciting and positive step for Mokulele and its passengers. We look forward to working with our new partners at go! and are confident that Mokulele and go! will continue to meet and exceed our passengers' expectations. This combination will ensure that the Hawaii inter-island market is served by a strong competitor offering continued low fares to the traveling public and in particular our loyal ohana."

Mesa currently operates 136 aircraft with approximately 800 daily system departures to 126 cities, 40 states, the District of Columbia, Canada, and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 3,700 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005.

Mesa Website: www.mesa-air.com

SOURCE Mesa Air Group, Inc.

Brian Gillman, Exec. VP & General Counsel of Mesa Air Group, Inc., +1-602-685-4052, brian.gillman@mesa-air.com